CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement File Nos. 333-200255/811-05200 on Form N-4 of our report dated March 27, 2024, relating to the financial statements comprising each of the Sub-Accounts of Brighthouse Variable Annuity Account C, and our report dated February 29, 2024, relating to the financial statements of Brighthouse Life Insurance Company, both appearing in form N-VPFS of Brighthouse Variable Annuity Account C for the year ended December 31, 2023. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Tampa, Florida
April 16, 2024